Exhibit 10.21

Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The non-public information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions of this Exhibit are indicated by the following: [****].

SUPPLY AGREEMENT

Books-A-Million, Inc. (“BAM”) and Msolutions, LLC d.b.a. Media Solutions hereby agree that Media Solutions and/or its designed agents shall be the preferred distributor of magazines to BAM with offices located in Birmingham, AL. In this supply agreement, we will sometimes refer to Media Solutions as “we”, “us”, and “our”, and will sometimes refer to BAM as “you” and “your”. This agreement between BAM and Media Solutions shall reflect the following terms of doing business:

1.

Basis of Agreement: During the term of this agreement, Media Solutions will be the provider of magazines and comics (the “Merchandise”) to the 211 Stores (the “Stores”) operated by BAM. New BAM Stores opened in “the Territory” and Stores acquired by you in the Territory will also be subject to this agreement. You will purchase Merchandise from us in accordance with the procedures that we both agree upon from time to time during the term.

2.	Pricing: During the term, the price to be charged by us for the Merchandise will be determined as described in Exhibit A.
3.	Term: This agreement will be for three (3) years, (retroactive to November 4, 2007), unless the agreement is terminated as allowed in Paragraph 8 before the end of the 3 year period.
4.

Payment: Payment terms are 60 days. An additional incentive for timely payment is also available and is outlined in “Exhibit B”. Upon implementation of “pay on scan” timely payment incentive no longer applies.

5.	Returns: All or any part of the Merchandise purchased from Media Solutions will be returnable by you for full credit (the “Return Credit”).
6.

Exclusivity: During this agreement, you agree to purchase all magazines, for all stores locations, distributed by Media Solutions unless we mutually agree that the magazine is not available through Media Solutions in which case this magazine title will be excluded from this agreement. BAM must provide Media Solutions with a current list of titles purchased from other suppliers and BAM must notify Media Solutions in writing of any future additions.

7.

Insurance: Distributor shall carry worker's compensation insurance with respect to it’s employees. Distributor shall at all times during the term of this Agreement maintain and pay for comprehensive general liability insurance affording protection to BAM and Distributor, naming BAM as an additional insured, for a combined bodily injury and property damage limit or liability of not less than $1 million for each occurrence. Distributor shall deliver to BAM a certificate of insurance for such policies containing a clause requiring the insurer to give BAM at least ten (10) days written notice of cancellation of such policies.

8.	Termination: The Term may be terminated by either BAM or by Media Solutions only “For Cause”, as follows:
(1)	You will be permitted to terminate this Agreement for Cause if:

(a)

We fail to service the Stores in accordance with this agreement and we fail to cure any problems that you identify to us in writing within thirty (30) days after we receive the notice of the problems, or

(b)	We breach any other material provision of this letter agreement and we fail to cure any breach that you identify to us in writing within thirty (30) days after we receive the notice of the breach, or
(c)	We file for bankruptcy protection.
(2)	We will be permitted to terminate this Agreement for Cause if:

(a)	You fail to make any payment within fifteen (15) days after receiving written notice from us that your payment is late, or
(b)

You breach any other material provision of this letter agreement and you fail to cure any breach that we identify to you in writing within thirty (30) days after you receive the notice of the breach, or

(c)	You file for bankruptcy protection.
9.

Dispute Resolution: We expect our relationship to continue to be mutually beneficial; however, if a dispute should arise, it is our goal to have the dispute resolved as expeditiously and cost-effectively as possible. Therefore, we both agree that if any dispute arises under our agreement, we both will submit the dispute to binding arbitration (i) with an arbitrator selected by the American Arbitration Association (AAA); (ii) under the Commercial Arbitration Rules of the AAA; and (iii) with the arbitration located in Birmingham AL. We both agree to resort to the court system only to enforce an arbitration award or decree.

10.

Confidentiality: Media Solutions and BAM agree to maintain the confidentiality of this agreement and the pricing structure, and not to disclose it to anyone other than legal advisors, accountants and consultants who agree to maintain its confidentiality, or under court order or otherwise required by law.

11.

Force Majeure: Neither of us will be liable to the other by reason of any failure in performances of this agreement if the failure arises out of acts of God, acts of the other party, acts of governmental authority, fires, strikes, delays in transportation, riots, war, or any cause beyond the reasonable control of that party. If any such event delays performance, the time allowed for each performances will be appropriately extended.

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12.

Miscellaneous: All of the terms and conditions of this agreement will be binding on our and your successors and assigns. The agreement will be governed by the laws of the State of Alabama without reference to the choice of law doctrine of that state. This letter reflects the entire agreement of Media Solutions and BAM regarding the subject matter of this letter. If either you or we desire to waive any breach of the agreement, the waiver must be in writing and be signed by the party granting the waiver.

13.

Pay on Scan: It is agreed to by both parties that this agreement will remain in force until such time that Pay on Scan (POS) relationship is implemented at which time the agreement will convert to a Pay On Scan agreement covering the same term. It is also acknowledged that before the parties implement Pay On Scan or convert this agreement to a Pay On Scan agreement, both parties must meet certain technological and financial requirements listed below but not limited to:

•	A one time inventory will be taken at the time of conversation
•	100% of the shrink will be passed to the publisher
•	Conversion plan will be finalized by January 31st 2008
•	BAM will maintain ownership of the inventory, and only pay for merchandise sold through point of sale
•

BAM will take ownership of inventory upon pick-up by a BAM or AWBC truck at the Media Solutions Warehouse or upon delivery of product to the AWBC warehouse by Media Solutions arranged transportation. For Inventory delivered directly to BAM stores by a common carrier or any carrier other than a BAM/AWBC truck, BAM will take ownership of inventory upon receipt

•	A/R Reconciliation of current items will occur prior to conversion
•	Front end processes will be reviewed
•	Loss prevention measures will be reviewed
•	Invoicing by Media Solutions will be weekly and will be based on POS transactions of BAM sales. BAM will transmit POS sales to Media Solutions daily
•	Payment will be net 7 from the date of invoice transmission by Media Solutions and will be paid by ACH transfer
•	Exit from POS strategy
•	All transactions will utilize standard EDI transaction sets.
•	Maintain the industry standard version of EDI. Current version is 4030.
•	Retailer must accurately scan all issue codes.
•	Item/Price File Maintenance.
o	EDI 832 or EDI 879 and 888.
o	EDI 878 Title Authorization.
o	Minimum sync rate of 99% to stores within 24 hours.
•	Invoice Advance Ship Notice (ASN).
o	EDI 856 and EDI 861 or EDI 894 and EDI 895.
o	Identify 100% of shipments.
•	Secured Returns – Reverse ASN
o	EDI 856 or EDI 895 Box level summary.
o	Identify 100% of returns.

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•	Point of Sale (POS)
o	EDI 852.
o	Captured and transmitted daily.
•	Financial Transactions
o	Electronic Funds Transfer (EFT).
o	EDI 810, 812 and 820.
o	POS, invoice and payment amounts must be linked and balance.

The targeted time line for such conversion will be:

January 15, 2008 – Agreement on and implementation of technical prerequisites.

April 1, 2008 – 25 store parallel test begins

May 1, 2008 – Rollout begins

To indicate your agreement to the terms set forth in this agreement; please sign below.

BAM agrees to the terms of this agreement, this 25th day of February, 2008.

BOOKS-A-MILLION By: /s/ Sandra B. Cochran Name: Sandra B. Cochran Title: President, CEO	MSOLUTIONS, LLC By: /s/ John Franznick Name: John Franznick Title: President

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EXHIBIT A

Media Solutions

Pricing

Magazines Discounts

Domestic	Retail Less [****]
Imports	Retail Less [****]
Weeklies	Retail Less [****]
Comic Magazines	Retail Less [****]

All traditional RDA money collected will be granted Media Solutions where applicable.

Transportation Allowance

Media Solutions will provide Books-A-Million with a [****] freight allowance to ship all product via AWBC. Media Solutions will however, ship as directed by Books-A-Million as necessary. All billing (sales) related to any product commercially shipped will be excluded from net billing prior to payment of transportation allowance. Allowance will be paid monthly.

Promotional Allowances

Media Solutions will provide sales, billing and management of the various Books-A-Million promotional programs. Additionally Media Solutions will guarantee a additional [****] promotional allowance.

EXHIBIT B

Media Solutions

Incentives

Volume Incentive

Media Solutions will offer Books-A-Million a volume incentive program. This incentive will be paid for the life of the agreement. Payment will be made on a quarterly basis in the amount of [****]. Books-A-Million must be in compliance with all other articles and Exhibits of this agreement in order to receive this payment.

Timely Payment Incentive

Media Solutions will offer Books-A-Million a timely payment incentive program. This incentive will apply if Books-A-Million pays Media Solutions invoices in 30 days. This incentive may be deducted at time of payment in the amount of [****]. This incentive only applies to the traditional business relationship. Upon implementing pay on scan this incentive no longer applies.